FOSTER WHEELER ANNOUNCES ADDITIONAL $16,515,000 OF AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES EXCHANGED FOR EQUITY

HAMILTON, Bermuda, November 11, 2005--Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that it has accepted for payment an additional $16,515,000 of aggregate principal amount of its Senior Secured Notes due September 2011, Series A. The tendered Senior Notes were accepted in connection with Foster Wheeler’s Exchange Offer and brings the aggregate principal amount of Senior Notes accepted up to $150,003,250. The number of new common shares issued pursuant to Senior Notes accepted today will be 663,556.185. As of November 10, 2005, Foster Wheeler had 56,219,650 outstanding common shares. The Exchange Offer expired at 5:00 p.m., New York City time, on November 10, 2005 and, as of such date, approximately $111.5 million of aggregate principal amount of Senior Notes remains outstanding.

The foregoing reference to the Exchange Offer and Consent Solicitation and/or any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Foster Wheeler Ltd. or any of its subsidiaries.

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Notes to Editors:
1.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

3.	Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Media Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com

Investor Relations	John Doyle	908 730 4270	E-mail: john_doyle@fwc.com

Other Inquiries	908 730 4000		E-mail: fw@fwc.com